UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
_________________

Date of Report (Date of earliest event reported): September 24, 2007

Southridge Technology Group, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-50299	62-0201385
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1404 North Main, Suite 200 Meridian, Idaho	83642
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (208) 288-5550

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 DFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 - Corporate Governance and Management

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 20, 2007, our board of directors voted to appoint David Rector to fill an existing vacancy on our board of directors, subject to Mr. Rector’s acceptance of such appointment. On September 24, 2007, Mr. Rector accepted such appointment and joined our board of directors. Mr. Rector’s biography is provided below.

David Rector, 59, joined our board of directors on September 24, 2007. Since 1985, Mr. Rector has been the Principal of The David Stephen Group, which provides enterprise consulting services to emerging and developing companies in a variety of industries. In addition, from 2004 until 2005, Mr. Rector was the President and Chief Executive Officer of Nanoscience Technologies, Inc., a development stage company engaged in the development of DNA nanotechnology, and from 2005 until 2006, Mr. Rector served as its Chief Operating Officer. From 1983 until 1985, Mr. Rector served as President and General Manager of Sunset Designs, Inc., a domestic and international manufacturer and marketer of consumer product craft kits, and a wholly-owned subsidiary of Reckitt & Coleman N.A. From 1982 until 1983, Mr. Rector served as National Accounts & International Manager of Sunset Designs, Inc. and from 1980 until 1982, Mr. Rector served as Sunset Designs, Inc.’s Marketing Manager. From 1972 until 1980, Mr. Rector served in various roles in both the financial and product marketing departments of Crown Zellerbach Corporation, a multi-billion dollar pulp and paper industry corporation. Mr. Rector also serves as a director of Superior Galleries, Inc., Nanoscience Technologies, Inc., CallKey International, Inc. and Senesco Technologies, Inc. Mr. Rector received a Bachelor of Science degree in business/finance from Murray State University in 1969.

On September 20, 2007, our board of directors also elected Peter Williams to become the chairman of our board of directors, replacing Daniel Chen. Daniel Chen, however, continues to serve as one of our directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTHRIDGE TECHNOLOGY GROUP, INC.

Dated: September 26, 2007	By:	/s/ Earl Sullivan
Name: Earl E. Sullivan
Title: Executive Vice President